EXHIBIT 8.1

November 15, 2018

Barclays PLC,

1 Churchill Place,

London E14 5HP,

United Kingdom.

Ladies and Gentlemen:

We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of $1,750,000,000 of 4.610% Fixed-to-Floating Rate Senior Notes due 2023 and $750,000,000 of Floating Rate Senior Notes due 2023 of Barclays PLC, an English public limited company, pursuant to the Prospectus Supplement dated November 7, 2018 (“Prospectus Supplement”) and the accompanying Prospectus dated April 6, 2018. We hereby confirm to you that our opinion is as set forth under the caption “U.S. Federal Income Tax Considerations” in the Prospectus Supplement.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to us under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP